Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Fourth Quarter and Full-Year1 2024 Results,
Introduces 2025 Outlook for Growth and Announces 10% Increase to Quarterly Dividend
STAMFORD, Conn. – January 29, 2025 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter of 2024 and reported its full-year results on Form 10-K. The company also announced its full-year 2025 guidance and that its Board of Directors has approved a 10% increase to the company’s quarterly dividend.
Fourth Quarter 2024 Highlights
•Total revenue of $4.095 billion, including rental revenue2 of $3.422 billion.
•Net income of $689 million, at a margin3 of 16.8%. GAAP diluted earnings per share of $10.47, and adjusted EPS4 of $11.59.
•Adjusted EBITDA4 of $1.900 billion, at a margin3 of 46.4%.
•Year-over-year, fleet productivity5 increased 4.3%. Excluding the impact of the Yak6 acquisition, fleet productivity increased 2.0% year-over-year.
•Full-year net cash provided by operating activities of $4.546 billion; free cash flow4 of $2.058 billion, including gross payments for purchases of rental equipment of $3.753 billion.
•Full-year gross rental capital expenditures of $3.756 billion.
•Returned $1.934 billion to shareholders for the full-year, comprised of $1.500 billion through share repurchases and $434 million via dividends paid.
•Year-end net leverage ratio7 of 1.8x, with total liquidity7 of $2.845 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “In 2024, we doubled-down on being the partner of choice for our customers and I am very pleased with our team’s success. Their commitment was critical to achieving the growth we delivered across this past year, which culminated in fourth-quarter records across revenue, EBITDA and earnings. Our unique value proposition, which includes prioritizing safety and productivity for our customers, supported our 2024 results and provides the foundation of our strategy to drive sustainable long-term value for our shareholders.”
Flannery continued, “We are now focused on 2025 and putting our playbook to work to drive another year of profitable growth, strong free cash flow and attractive shareholder returns. Today’s guidance reflects our stand-alone expectations for continued growth, supported by numerous factors including both the demand we’ve carried into the new year and customer optimism. We look forward to the year ahead, including closing on our acquisition of H&E and welcoming those team members to United Rentals.”
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1.A discussion of the company’s full-year 2024 results of operations is included in its Annual Report on Form 10-K filed with the SEC.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
6.On March 15, 2024, the company completed the acquisition of Yak Access, LLC, Yak Mat, LLC and New South Access & Environmental Solutions, LLC (collectively, “Yak”).
7.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2025 Outlook

The company provided the following outlook for 2025. The outlook does not include the impact of the pending acquisition of H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”).

	2025 Outlook	2024 Actual
Total revenue	$15.6 billion to $16.1 billion	$15.345 billion
Adjusted EBITDA[8]	$7.2 billion to $7.45 billion	$7.16 billion
Net rental capital expenditures after gross purchases	$2.2 billion to $2.5 billion, after gross purchases of $3.65 billion to $3.95 billion	$2.235 billion net, $3.756 billion gross
Net cash provided by operating activities	$4.5 billion to $5.1 billion	$4.546 billion
Free cash flow excluding merger and restructuring related payments[9]	$2.0 billion to $2.2 billion	$2.065 billion
Summary of Fourth Quarter 2024 Financial Results
•Rental revenue for the quarter increased 9.7% year-over-year to a fourth quarter record of $3.422 billion. Fleet productivity increased 4.3% year-over-year including the impact of the Yak acquisition, and increased 2.0% excluding the impact of the Yak acquisition, while average original equipment at cost (“OEC”) increased 4.1%.
•Used equipment sales in the quarter increased 3.2% year-over-year. Used equipment sales generated $452 million of proceeds at a GAAP gross margin of 45.4% and an adjusted gross margin10 of 48.9%, compared to $438 million at a GAAP gross margin of 50.0% and an adjusted gross margin of 55.3% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflected the continued normalization of the used equipment market, including pricing.
•Net income for the quarter increased 1.5% year-over-year to $689 million, while net income margin decreased 140 basis points to 16.8%. Net income was a fourth quarter record excluding the fourth quarter of 2017, which included a one-time benefit associated with the enactment of the Tax Cuts and Jobs Act of 2017. The decrease in net income margin was primarily driven by 1) decreased rental gross margin, which primarily reflected inflation, normal cost variability, and the cost of investments the company is making across Specialty and innovation, as well as the impact of a higher proportion of 2024 revenue from lower-margin ancillary revenues, 2) decreased gross margin from used equipment sales as discussed above and 3) an increased proportion of 2024 revenue from lower-margin new equipment sales, partially offset by 4) the impact of a reduction in the effective income tax rate.
•Adjusted EBITDA for the quarter increased 5.0% year-over-year to a fourth quarter record of $1.900 billion, while adjusted EBITDA margin decreased 210 basis points to 46.4%. The decline in adjusted EBITDA margin primarily reflected decreases in rental gross margin (excluding depreciation and stock compensation expense) and adjusted gross margin from used equipment sales, as well as an increased proportion of 2024 revenue from new equipment sales, all of which are discussed above.
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8.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
9.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2025 outlook. Merger and restructuring related payments were $7 million in 2024.
10.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($16 million and $23 million for the three months ended December 31, 2024 and 2023, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•General rentals segment rental revenue increased 2.2% year-over-year to a fourth quarter record of $2.339 billion, while rental gross margin declined 170 basis points year-over-year to 37.4%, primarily reflecting inflation and normal cost variability, including increases in insurance and certain other costs.
•Specialty rentals segment rental revenue increased 30.5% year-over-year to a fourth quarter record of $1.083 billion, including the impact of the Yak acquisition. Excluding the impact of the Yak acquisition, rental revenue increased 17.8% year-over-year. Rental gross margin decreased by 170 basis points year-over-year to 45.5%, primarily due to increased depreciation expense largely related to the Yak acquisition.
•Cash flow from operating activities decreased 3.4% year-over-year to $4.546 billion for the full-year, and free cash flow, including merger and restructuring related payments, decreased 10.8%, from $2.306 billion to $2.058 billion. The decrease in free cash flow was mainly due to lower cash flow from operating activities, largely reflecting the impact of higher cash tax payments and other working capital activities, partially offset by increased net income.
•Capital management. The company's net leverage ratio was 1.8x at December 31, 2024, as compared to 1.6x at December 31, 2023. In 2024, the company repurchased $1.500 billion11 of common stock and paid dividends totaling $434 million. The company has paused its share repurchases due to its pending acquisition of H&E, which is expected to close during the first quarter of 2025. As shared in the company’s January 14, 2025 announcement of its pending acquisition of H&E, the company intends to channel excess free cash generation to reduce net debt in 2025. Additionally, the company's Board of Directors has approved a 10% increase to the company's quarterly dividend and declared a quarterly dividend of $1.79 per share, payable on February 26, 2025 to stockholders of record as of February 12, 2025.
•Total liquidity was $2.845 billion as of December 31, 2024, including $457 million of cash and cash equivalents.
•Return on invested capital (ROIC)12 was 13.0% for the 12 months ended December 31, 2024.
Share Repurchase Program/Leverage
As of January 29, 2025, approximately $250 million of authorization remained on the company’s existing $1.5 billion share repurchase program. The company has paused its share repurchases as discussed above, and expects to decrease its estimated pro forma net leverage13 from approximately 2.3x at the closing of the H&E acquisition to approximately 2.0x within 12 months thereafter.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 30, 2025, at 8:30 a.m. Eastern Time. The conference call number is 800-343-1703 (international: 785-424-1226). The replay number for the call is 402-220-7225. The passcode for the conference call is 53167 and the replay passcode is 39460. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.
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11.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program size) do not include the excise tax, which totaled $13 million for the year ended December 31, 2024.
12.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.
13.Pro forma net leverage includes the historic earnings of H&E as well as the expected increase in debt to fund the acquisition.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption/amendment of debt. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,591 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $21.43 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook, and include statements regarding the closing of the H&E acquisition, the company’s 2025 outlook and the company’s expected leverage ratio and debt reduction efforts. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, have in the past affected, and could in the future adversely affect, the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness (which is expected to increase in connection with the pending acquisition of H&E) requires us to use a substantial amount of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire (including H&E upon completion of the pending acquisition) could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire (including H&E upon completion of the pending acquisition) could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors affecting our suppliers; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to severe weather events and other natural occurrences, and climate change regulation; (28) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (33) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (34) risks related to, and the costs of complying with, environmental and safety laws and regulations; (35) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (36) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (37) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Equipment rentals	$3,422	$3,119	$13,029	$12,064
Sales of rental equipment	452	438	1,521	1,574
Sales of new equipment	96	52	282	218
Contractor supplies sales	39	36	155	146
Service and other revenues	86	83	358	330
Total revenues	4,095	3,728	15,345	14,332
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,407	1,236	5,365	4,900
Depreciation of rental equipment	647	595	2,466	2,350
Cost of rental equipment sales	247	219	811	788
Cost of new equipment sales	77	42	229	179
Cost of contractor supplies sales	23	21	103	99
Cost of service and other revenues	56	53	221	203
Total cost of revenues	2,457	2,166	9,195	8,519
Gross profit	1,638	1,562	6,150	5,813
Selling, general and administrative expenses	436	393	1,645	1,527
Restructuring charge	—	4	3	28
Non-rental depreciation and amortization	115	102	437	431
Operating income	1,087	1,063	4,065	3,827
Interest expense, net	180	161	691	635
Other income, net	(2)	—	(14)	(19)
Income before provision for income taxes	909	902	3,388	3,211
Provision for income taxes	220	223	813	787
Net income	$689	$679	$2,575	$2,424
Diluted earnings per share	$10.47	$10.01	$38.69	$35.28
Dividends declared per share	$1.63	$1.48	$6.52	$5.92

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$457	$363
Accounts receivable, net	2,357	2,230
Inventory	200	205
Prepaid expenses and other assets	235	135
Total current assets	3,249	2,933
Rental equipment, net	14,931	14,001
Property and equipment, net	1,034	903
Goodwill	6,900	5,940
Other intangible assets, net	663	670
Operating lease right-of-use assets	1,337	1,099
Other long-term assets	49	43
Total assets	$28,163	$25,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,178	$1,465
Accounts payable	748	905
Accrued expenses and other liabilities	1,397	1,267
Total current liabilities	3,323	3,637
Long-term debt	12,228	10,053
Deferred taxes	2,685	2,701
Operating lease liabilities	1,089	895
Other long-term liabilities	216	173
Total liabilities	19,541	17,459
Common stock	1	1
Additional paid-in capital	2,691	2,650
Retained earnings	13,813	11,672
Treasury stock	(7,478)	(5,965)
Accumulated other comprehensive loss	(405)	(228)
Total stockholders’ equity	8,622	8,130
Total liabilities and stockholders’ equity	$28,163	$25,589

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Cash Flows From Operating Activities:
Net income	$689	$679	$2,575	$2,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	762	697	2,903	2,781
Amortization of deferred financing costs and original issue discounts	4	3	15	14
Gain on sales of rental equipment	(205)	(219)	(710)	(786)
Gain on sales of non-rental equipment	(4)	(5)	(17)	(21)
Insurance proceeds from damaged equipment	(13)	(8)	(51)	(38)
Stock compensation expense, net	33	22	112	94
Restructuring charge	—	4	3	28
Loss on repurchase/redemption/amendment of debt	—	—	1	—
Increase (decrease) in deferred taxes	12	(53)	(19)	35
Changes in operating assets and liabilities, net of amounts acquired:
Decrease (increase) in accounts receivable	31	87	(20)	(167)
Decrease (increase) in inventory	10	(3)	15	19
Decrease (increase) in prepaid expenses and other assets	17	98	(27)	281
Decrease in accounts payable	(355)	(30)	(203)	(45)
Increase (decrease) in accrued expenses and other liabilities	67	142	(31)	85
Net cash provided by operating activities	1,048	1,414	4,546	4,704
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(575)	(636)	(3,753)	(3,714)
Payments for purchases of non-rental equipment and intangible assets	(108)	(89)	(374)	(356)
Proceeds from sales of rental equipment	452	438	1,521	1,574
Proceeds from sales of non-rental equipment	17	14	67	60
Insurance proceeds from damaged equipment	13	8	51	38
Purchases of other companies, net of cash acquired	(313)	(168)	(1,655)	(574)
Purchases of investments	(1)	(4)	(5)	(4)
Net cash used in investing activities	(515)	(437)	(4,148)	(2,976)
Cash Flows From Financing Activities:
Proceeds from debt	1,880	1,858	11,609	8,576
Payments of debt	(1,897)	(2,399)	(9,861)	(8,574)
Payments of financing costs	—	—	(17)	—
Common stock repurchased, including tax withholdings for share based compensation (1)	(403)	(264)	(1,571)	(1,070)
Dividends paid	(108)	(101)	(434)	(406)
Net cash used in financing activities	(528)	(906)	(274)	(1,474)
Effect of foreign exchange rates	(27)	8	(30)	3
Net (decrease) increase in cash and cash equivalents	(22)	79	94	257
Cash and cash equivalents at beginning of period	479	284	363	106
Cash and cash equivalents at end of period	$457	$363	$457	$363
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$182	$104	$994	$493
Cash paid for interest	130	119	674	614
(1)See above for a discussion of our share repurchase programs. The common stock repurchases include (i) shares repurchased pursuant to share repurchase programs and (ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2024	4.1%	(1.5)%	4.3%	2.8%	9.7%
Year Ended December 31, 2024	3.5%	(1.5)%	4.1%	1.9%	8.0%

Please refer to our Fourth Quarter 2024 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2024	2023	Change	2024	2023	Change
General Rentals
Reportable segment equipment rentals revenue	$2,339	$2,289	2.2%	$8,945	$8,803	1.6%
Reportable segment equipment rentals gross profit	875	896	(2.3)%	3,232	3,219	0.4%
Reportable segment equipment rentals gross margin	37.4%	39.1%	(170) bps	36.1%	36.6%	(50) bps
Specialty
Reportable segment equipment rentals revenue	$1,083	$830	30.5%	$4,084	$3,261	25.2%
Reportable segment equipment rentals gross profit	493	392	25.8%	1,966	1,595	23.3%
Reportable segment equipment rentals gross margin	45.5%	47.2%	(170) bps	48.1%	48.9%	(80) bps
Total United Rentals
Total equipment rentals revenue	$3,422	$3,119	9.7%	$13,029	$12,064	8.0%
Total equipment rentals gross profit	1,368	1,288	6.2%	5,198	4,814	8.0%
Total equipment rentals gross margin	40.0%	41.3%	(130) bps	39.9%	39.9%	— bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Numerator:
Net income available to common stockholders	$689	$679	$2,575	$2,424
Denominator:
Denominator for basic earnings per share—weighted-average common shares	65.6	67.6	66.3	68.5
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.2	0.3	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	65.8	67.8	66.6	68.7
Diluted earnings per share	$10.47	$10.01	$38.69	$35.28

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption/amendment of debt. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Earnings per share - GAAP, as reported	$10.47	$10.01	$38.69	$35.28
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.55	0.52	2.14	2.33
Impact on depreciation related to acquired fleet and property and equipment (3)	0.36	0.44	1.53	1.65
Impact of the fair value mark-up of acquired fleet (4)	0.19	0.25	0.71	1.17
Restructuring charge (5)	0.01	0.04	0.04	0.31
Asset impairment charge (6)	0.01	—	0.05	—
Loss on repurchase/redemption/amendment of debt	—	—	0.01	—
Earnings per share - adjusted	$11.59	$11.26	$43.17	$40.74
Tax rate applied to above adjustments (1)	25.4%	25.2%	25.3%	25.3%

(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease for the full-year 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have cumulatively incurred total restructuring charges of $383 million under our restructuring programs. We currently have no open restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$689	$679	$2,575	$2,424
Provision for income taxes	220	223	813	787
Interest expense, net	180	161	691	635
Depreciation of rental equipment	647	595	2,466	2,350
Non-rental depreciation and amortization	115	102	437	431
EBITDA	$1,851	$1,760	$6,982	$6,627
Restructuring charge (1)	—	4	3	28
Stock compensation expense, net (2)	33	22	112	94
Impact of the fair value mark-up of acquired fleet (3)	16	23	63	108
Adjusted EBITDA	$1,900	$1,809	$7,160	$6,857
Net income margin	16.8%	18.2%	16.8%	16.9%
Adjusted EBITDA margin	46.4%	48.5%	46.7%	47.8%

(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have cumulatively incurred total restructuring charges of $383 million under our restructuring programs. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease for the full-year 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,048	$1,414	$4,546	$4,704
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(15)	(14)
Gain on sales of rental equipment	205	219	710	786
Gain on sales of non-rental equipment	4	5	17	21
Insurance proceeds from damaged equipment	13	8	51	38
Restructuring charge (1)	—	(4)	(3)	(28)
Stock compensation expense, net (2)	(33)	(22)	(112)	(94)
Loss on repurchase/redemption/amendment of debt	—	—	(1)	—
Changes in assets and liabilities	306	(80)	121	107
Cash paid for interest	130	119	674	614
Cash paid for income taxes, net	182	104	994	493
EBITDA	$1,851	$1,760	$6,982	$6,627
Add back:
Restructuring charge (1)	—	4	3	28
Stock compensation expense, net (2)	33	22	112	94
Impact of the fair value mark-up of acquired fleet (3)	16	23	63	108
Adjusted EBITDA	$1,900	$1,809	$7,160	$6,857
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have cumulatively incurred total restructuring charges of $383 million under our restructuring programs. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease for the full-year 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,048	$1,414	$4,546	$4,704
Payments for purchases of rental equipment	(575)	(636)	(3,753)	(3,714)
Payments for purchases of non-rental equipment and intangible assets	(108)	(89)	(374)	(356)
Proceeds from sales of rental equipment	452	438	1,521	1,574
Proceeds from sales of non-rental equipment	17	14	67	60
Insurance proceeds from damaged equipment	13	8	51	38
Free cash flow (1)	$847	$1,149	$2,058	$2,306

(1)Free cash flow included aggregate merger and restructuring related payments of $2 million for both the three months ended December 31, 2024 and 2023, and $7 million and $8 million for the years ended December 31, 2024 and 2023, respectively.

The table below provides a reconciliation between 2025 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,500-$5,100
Payments for purchases of rental equipment	$(3,550)-$(4,050)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding merger and restructuring related payments	$2,000- $2,200